Exhibit 99

Mace Completes Acquisition of Two Electronic Surveillance Security Businesses with Approximately $20 Million in Historical Annual Sales

     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--July 6, 2004--Mace Security International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced that it has completed the acquisition of the assets of two electronic surveillance security businesses from American Building Control, Inc. (Nasdaq:ABCX). The two businesses, SecurityandMore(TM) and Industrial Vision Source ("IVS"), had combined annual revenues of approximately $20 million in fiscal year 2003.
     The Company is very pleased to have closed this transaction. This acquisition significantly increases Mace's revenue in its electronic surveillance business. SecurityandMore(TM) and IVS compliment the Company's existing electronic surveillance business. The acquisition provides Mace with a significant presence in the Midwestern part of the United States, new mass merchant opportunities, an active e-commerce web site, a catalog sales channel and a high end digital and fiber optics camera product line.
     SecurityandMore(TM) and IVS produce and market electronic surveillance products and systems nationwide. SecurityandMore(TM) and IVS had sales of approximately $11 million and $9 million, respectively, in 2003.

     Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace is available at www.mace.com.

     Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements, and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

     CONTACT: Mace Security International, Inc., Mount Laurel
              Eduardo Nieves, Jr., 856-778-2300